UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 26, 2009

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 26, 2009, i2 Technologies, Inc. (the “Company”) received notice from David L. Pope that he intended to resign from the Company’s Board of Directors (the “Board”) at the Company’s 2009 Annual Meeting of Stockholders. Mr. Pope is a member of the Company’s Board elected by the holders of the Company’s 2.5% Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”), and he serves as a member of the Board’s Nominating and Governance Committee.

Additionally, the Company also confirmed that Sanjiv Sidhu, current director of the Company, has determined that he will not stand for re-election at the Company’s 2009 Annual Meeting of Stockholders. Mr. Sidhu’s service on the Board will conclude at the 2009 Annual Meeting of Stockholders. Mr. Sidhu co-founded the company in 1988 and has served on its board since inception. Mr. Sidhu has indicated to the Company his willingness to continue working with and assisting various key customers.

The Board has reduced the authorized number of directors to six plus the number, if any, of directors elected by holders of the Series B Preferred Stock. Pursuant to Section 6(b) of the Certificate of Designations for the Company’s Series B Preferred Stock, the holders of the Series B Preferred Stock are entitled to elect two directors to serve on the Board. Michael J. Simmons, the other director elected by the holders of the Series B Preferred Stock, will continue to serve as a director, and the holders of the Series B Preferred Stock may elect a second director at any time.

(e) On January 26, 2009, the Company and Michael J. Berry agreed to an amendment to Mr. Berry’s Executive Retention Agreement to delete one of the provisions added to his Executive Retention Agreement by the amendment dated May 22, 2008. The deleted provision provided that if Mr. Berry elected to terminate his employment with the Company other than for good reason after November 14, 2008, the Company would pay him $300,000 plus accrued and unpaid annual base salary and vacation pay. The Company agreed to pay Mr. Berry the $300,000 immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2009	i2 TECHNOLOGIES, INC.

	By:	/s/ Michael J. Berry
Michael J. Berry
Executive Vice President, Finance and Accounting and Chief Financial Officer